                                                                     EXHIBIT 4.7

                                                                       EXHIBIT B


NEITHER THIS WARRANT, NOR THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION (THE "LAW"), AND THIS WARRANT HAS BEEN, AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER THE LAW RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (AS THAT TERM IS DEFINED BELOW) AND ITS COUNSEL, THAT SAID REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT AND LAW, RESPECTIVELY.

                               TRADEOUT.COM, INC.

March 7, 2000                                                     199,868 Shares
                                                                 of Common Stock

                            Warrant for Common Stock

                  This certifies that Rumarson Technologies, Inc., whose address is 650 Liberty Avenue, Union, New Jersey 07083 ("HOLDER") is entitled to subscribe for and purchase up to one hundred ninety nine thousand eight hundred and sixty eight (199,868) shares of fully paid and nonassessable Common Stock, $0.001 par value per share ("COMMON STOCK"), of TradeOut.com, Inc., a Delaware corporation (the "COMPANY"), subject to the terms and conditions herewith set forth. The purchase price of each such share shall be the amount set forth in
Section 1.5 herein. Except as set forth in Sections 7.1 and 11, this Warrant shall not be assignable, and shall only be exercisable, by Holder.

1.       EXERCISE; PAYMENT

         1.1 EXERCISABILITY. This Warrant, and the right to purchase vested Common Stock hereunder, shall be exercisable, at any time and from time to time, in whole or in part, commencing on the date of closing of an underwritten initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "ACT"), and terminating at 5:00 p.m., New York local time on June 30, 2005.

         1.2 PAYMENT. The purchase rights under this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company located at 410 Saw Mill River Road, Suite 2065, Ardsley, New York 10502, and by the payment to the Company, by certified, cashier's or other check acceptable to the Company, of an amount equal to the aggregate Warrant Price of the shares being purchased.

         1.3 NET ISSUE EXERCISE.

         (a) In lieu of exercising this Warrant pursuant to Section 1.2, Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder a number of shares of the Company's Common Stock computed using the following formula:

                  X = Y (A-B)
                      -------
                         A

                  Where:

                           X = the number of shares of Common Stock to be issued to Holder

                           Y = the number of shares of Common Stock purchasable under this Warrant (at the date of such calculation);

                           A = the fair market value of one share of the Company's Common Stock (at the date of such calculation); and

                           B = Warrant Price (as adjusted to the date of such calculation).

         (b) For purposes of this Section 1.3, the "fair market value" of one share of the Company's Common Stock shall mean:

                           (i) The average of the closing bid and asked prices of the Common Stock in the over-the-counter market or the closing sale price quoted on any exchange on which the Common Stock is listed as published in THE WALL STREET JOURNAL for the ten (10) trading days prior to the date of determination of fair market value;

                           (ii) If the Common Stock is not traded in the over-the-counter market or on an exchange, fair market value of the Common Stock per share shall be the price per share which the Company could obtain from a willing buyer for shares sold by the Company from authorized but unissued shares as determined by the Company's Board of Directors.

         1.4 STOCK CERTIFICATES. In the event of any exercise of the rights to acquire Common Stock granted under this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the shares with respect to which this Warrant shall not have been exercised shall also be issued to Holder within such time.

         1.5 WARRANT PRICE. The purchase price for the shares of Common Stock to be issued upon exercise of this Warrant shall be $1.00 per share, subject to adjustment as provided in Section 4 herein (the "WARRANT PRICE").

         1.6 VESTING SCHEDULE.

         (a) MONTHLY VESTING. Subject to the terms and conditions of the Strategic Alliance Agreement dated as of March ___, 2000 by and between Holder and the Company (the "AGREEMENT"), this Warrant shall vest in monthly installments of Common Stock (each, a "Monthly Warrant Amount") thirty-one (31) calendar days after the last day of each month for a period of 60 calendar months as set forth on SCHEDULE A hereto, in each case only if Qualifying Transactions (as defined in the Agreement) have been completed for such calendar month in the amount listed on SCHEDULE A hereto under the heading "Aggregate Gross Sales Price Per Month" (the "MONTHLY GROSS TRANSACTION TARGET").

         (b) QUARTERLY RECONCILIATION. Notwithstanding Section 1.6(a), within
14 days from the end of each calendar quarter, the parties shall jointly determine the following: (a) the aggregate amount of Qualifying Transactions actually completed during such quarter (the "ACTUAL QUALIFYING TRANSACTIONS COMPLETED"), (b) the aggregate Monthly Gross Transaction Targets for the three months constituting such calendar quarter, as set forth in SCHEDULE B hereto under the heading "Aggregate Gross Sales Price Per Quarter" (the "QUARTERLY GROSS TRANSACTION TARGET"), (c) the percentage of the Quarterly Gross Transaction Target that was actually achieved by Holder in such quarter, which percentage is determined by dividing the Actual Qualifying Transactions Completed for such quarter by the Quarterly Gross Transaction Target for such quarter (the "TRANSACTION PERCENTAGE") and (d) the aggregate number of shares that Holder was entitled to in such quarter under SCHEDULE B hereto under the heading "Number of Warrants Per Quarter" (the "QUARTERLY WARRANT AMOUNT"). The parties will then use the Transaction Percentage applicable to such quarter to determine the actual number of shares that Holder is entitled to in such quarter. The range of percentages within which the Transaction Percentage falls will be determined by consulting the ranges listed on SCHEDULE C hereto under the heading "Transaction Percentage." The number of shares will be calculated by multiplying the Quarterly Warrant Amount by the percentage of quarterly shares set forth in SCHEDULE C hereto under the heading "Percentage of Quarterly Warrants Achieved" and corresponding to the applicable Transaction Percentage (the "FINAL WARRANT AMOUNT"). If the Final Warrant Amount is greater than the actual number of shares that vested under Section 1.6(a) during such quarter, then the difference between the two amounts will immediately become vested.

         For example, if in the first, second and third months of Q1 2000, Holder's gross sales of Qualifying Transactions equal $400,000, $1,100,000, and $1,400,000, respectively, the Actual Qualifying Transactions Completed would be $2,900,000. In accordance with SCHEDULE A, the total number of shares that would vest for these three months would equal 2,700. For purposes of making the quarterly reconciliation, $2,900,000 would be divided by the Quarterly Gross Transactions Target for Q1 2000, which is $2,300,000. The resulting percentage, 126.08%, is the Transaction Percentage. This 126.08% falls within the percentage range of 120.00% - 129.99% on in the Transaction Percentage column in SCHEDULE
C. The corresponding percentage in the Percentage of Quarterly Warrants Achieved column in SCHEDULE C is 130%. The Quarterly Warrant Amount for the quarter, 3,450, is then multiplied by 130%, resulting in a total of 4,450 shares. As 2,700 shares were already vested in that quarter, 1,750 additional shares would vest 31 days following the end of Q1 2000.

         (c) The Company may, at any time, without any further action by Holder, by action of the Board of Directors of the Company, amend this Warrant such that the vesting schedule set forth in this Section 1.6 shall be accelerated with respect to all or a portion of the Common Stock.

         (d) Notwithstanding the foregoing provisions of this Section 1.6, this Warrant shall not vest until Holder has agreed to become a party to that certain Right of First Refusal and Co-Sale Agreement, dated as of October 18, 1999, by and among the Company and the stockholders of the Company.

2.       REPRESENTATIONS AND WARRANTIES OF HOLDER

                  Holder represents and warrants to and covenants with the Company and each officer, director, and agent of the Company that:

         2.1 Holder has all requisite capacity to enter into the Agreement and to perform all the obligations required to be performed by Holder thereunder and hereunder.

         2.2 Holder has such knowledge, skill and experience in business, financial and investment matters so that Holder is capable of evaluating the merits and risks of an investment in this Warrant and the Common Stock issuable hereunder (the "SECURITIES") and has the ability to suffer the total loss of the investment. To the extent necessary, Holder has retained, at Holder's own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of this Warrant and owning the Securities. Holder further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the Securities, the business of the Company, and to obtain additional information to such Holder's satisfaction.

         2.3 Holder is an "accredited investor" as defined in Rule 501(a) under the Act. Holder agrees to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the purchase and sale of the Securities.

         2.4 Holder is acquiring the Securities solely for its own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof. Holder understands that the Securities have not been registered under the Act, or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Holder and of the other representations made by Holder in this Warrant. Holder understands that the Company is relying upon the representations and agreements contained in this Warrant (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

         2.5 Holder acknowledges and agrees that this Warrant and all shares of Common Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities law):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION (THE "LAW"), AND THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND QUALIFICATION UNDER THE LAW RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SAID REGISTRATION AND QUALIFICATION ARE NOT REQUIRED UNDER THE ACT AND LAW, RESPECTIVELY.

3.       STOCK FULLY PAID; RESERVATION OF SHARES

         3.1 The Company covenants and agrees that all securities which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof (excluding taxes based on the income of Holder). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock or other securities as would be required upon the full exercise of the rights represented by this Warrant.

         3.2 The execution, delivery and performance by the Company of this Warrant and the consummation by the Company of the transactions contemplated hereby are within the Company's powers and have been duly authorized by all necessary action on the part of the Company. This Warrant constitutes, and when executed and delivered, will constitute, a valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) as such obligations are subject to general principles of equity.

         3.3 The execution, delivery and performance by the Company of the Warrant does not and will not (i) contravene or conflict with the Certificate of Incorporation or By-laws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, or (iii) require any consent, approval or other action by any person, or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any contract or other instrument binding upon the Company or any license, authorization, permit, consent or approval held by the Company.

4.       ADJUSTMENT

                  The kind of securities purchasable upon the exercise of this Warrant, the number of shares under this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

         4.1 RECLASSIFICATION, CONSOLIDATION OR MERGER. In case of: (i) any reclassification or change of outstanding securities issuable upon exercise of this Warrant; (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification, change or exchange of outstanding securities issuable upon exercise of this Warrant); or (iii) any sale or transfer to another corporation of all, or substantially all, of the property of the Company, then, and in each such event, the Company or such successor or purchasing corporation, as the case may be, shall execute a new Warrant which will provide that Holder shall have the right to exercise such new Warrant and purchase upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind of securities, money and property receivable upon such reclassification, change, consolidation, merger, sale or transfer by a holder of Common Stock issuable upon exercise of this Warrant had this Warrant been considered exercised immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 4 and the provisions of this Section 4 and the provisions of this Section 4.1 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

         4.2 SUBDIVISIONS OR COMBINATION OF SHARES. If the Company at any time while this Warrant remains outstanding and unexercised, in whole or in part, (i) shall divide its Common Stock, the Warrant Price shall be proportionately reduced and the number of shares under this Warrant shall be proportionately increased; or (ii) shall combine shares of its Common Stock, the Warrant Price shall be proportionately increased and the number of shares under this Warrant shall be proportionately reduced.

         4.3 STOCK DIVIDENDS. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend payable in, or make any other distribution to shareholders of, its capital stock (except any distribution described in Sections 4.1 and 4.2 hereof), then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such additional stock of the Company which such holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this
Section 4.

         4.4 TIME OF ADJUSTMENTS. All adjustments, unless otherwise specified herein, shall be effective as of the earlier of:

                  4.4.1 the date of issuance of the security causing the adjustment;

                  4.4.2 the effective date of a division or combination of shares;

                  4.4.3 the record date of any action of holders of the Company's capital stock of any class taken for the purpose of dividing or combining shares or entitling shareholders to receive a distribution or dividends payable in the Company's capital stock.

         4.5 NOTICE OF ADJUSTMENTS. In each case of an adjustment the Company, at its expense, shall cause the Chief Financial Officer (or other such similar officer) of the Company to compute such adjustments and prepare a certificate setting forth such adjustments and showing in detail the facts upon which such adjustment is based. The Company shall promptly mail a copy of each such certificate to Holder pursuant to Section 15 hereof.

5.       FRACTIONAL SHARES

                  No fractional share of Common Stock will be issued in connection with any exercise hereof, but in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share at the then effective Warrant Price.

6.       SHAREHOLDER RIGHTS

                  Holder shall not, solely by virtue hereof, be entitled to any rights of a shareholder of the Company. Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof at the time the exercise price for such securities is delivered pursuant to Section l hereof and this Warrant is surrendered.

7.       RESTRICTIONS ON TRANSFER

         7.1 TRANSFER OF WARRANT. This Warrant shall not be transferable by Holder, except pursuant to prior written consent of the Company, which consent shall not be unreasonably withheld or delayed and provided that such transferee executes a written agreement to be bound by the provisions of this Warrant.

         7.2 SECURITIES LAWS RESTRICTIONS. Holder, by acceptance hereof, agrees that, absent an effective registration statement under the Act covering the disposition of Common Stock issued or issuable upon exercise hereof, Holder will not sell or transfer any or all of such Common Stock, without first providing the Company with an opinion of counsel reasonably acceptable to the Company and its counsel to the effect that such sale or transfer will be exempt from the registration requirements of the Act and Holder consents to the Company making a notation on its records in order to implement such restriction on transferability.

8.       "MARKET STAND-OFF" AGREEMENT

                  Holder hereby agrees that, during the period specified by the Company and any underwriter of Common Stock or other securities of the Company following the effective date of a registration statement of the Company filed under the Act, Holder will not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by Holder at any time during such period except Common Stock included in such registration; PROVIDED, HOWEVER, that (i) such period shall in no event exceed 180 days following the effective date of such registration statement; and (ii) all officers and directors of the Company and all holders of 5% or more of the Company's outstanding Common Stock agree to enter into similar agreements. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Common Stock issued or issuable upon exercise of this Warrant held by you until the end of such period. In addition, the foregoing covenant may be enforced by the underwriters who are parties with the Company to an underwriting agreement under which such public offering is being undertaken.

9.       LOSS OR MUTILATION

                  Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

10.      GOVERNING LAW

                  The internal laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

11.      BINDING UPON SUCCESSORS AND ASSIGNS

                  Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto. Holder shall not assign this Warrant or any rights or obligations hereunder without the prior written consent of the Company, which consent shall not be unreasonably withheld. For purposes of this Section 11, the sale of all or substantially all of Holder's assets or sale or transfer of fifty-one percent (51%) or more of Holder's capital stock shall constitute an assignment.

12.      SEVERABILITY

                  If any provision of this Warrant, or the application hereof, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Warrant and application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Warrant with valid or enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

13.      AMENDMENT

                  This Warrant may be amended upon the written consent of the Company and Holder.

14.      NO WAIVER

                  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

15.      NOTICES

                  Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States certified mail, postage prepaid, return receipt requested, addressed as follows:

         Company: Address set forth in Section 1 hereof
                  Attn: Chief Executive Officer

         Holder:  Address as set forth in Section 1 hereof
                  Attn: Paul Baum

Such communications shall be effective when they are received by the addresses thereof; but if sent by certified mail in the manner set forth above, they shall be effective five (5) days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

16.      CONSTRUCTION OF AGREEMENT

                  A reference in this Warrant to any Section shall include a reference to every Section the number of which begins with the number of the Section to which reference is specifically made. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Warrant which shall be considered as a whole.

17.      NO ENDORSEMENT

                  Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Common Stock hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

18.      PRONOUNS

                  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

19.      FURTHER ASSISTANCE

                  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

                                    TradeOut.com, Inc.




                                     /s/ George Samenuk
                                    --------------------------------
                                    By:
                                    Title: CEO and President
                                          --------------------------



ACCEPTED AS OF MARCH 7, 2000:



RUMARSON TECHNOLOGIES, INC.



 /s/ Paul L. Baum
----------------------------------
By:
Title: CEO
      ----------------------------

                            FORM OF WARRANT EXERCISE
                   (TO BE SIGNED ONLY ON EXERCISE OF WARRANT)



TO _______________________

                  The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder, ______ shares of Common Stock of TradeOut.com, Inc., a Delaware corporation, and herewith makes payment of $__________ therefor, and requests that the certificates for such shares be issued in the name of, and delivered to _____________, whose address is __________________________.




Dated:
                                   --------------------------------------------
                                   (Signature must conform to name of holder as
                                       specified on the face of the Warrant)



                                   --------------------------------------------
                                                    (Address)



                                   Tax Identification Number:__________________

                                   SCHEDULE A

MONTH                                   AGGREGATE GROSS SALES PRICE            NUMBER OF WARRANTS PER
                                        PER MONTH                              MONTH
----------------------------            ---------------------------            ----------------------
March 2000                              $1,000,000                             1,500
April 2000                              $1,200,000                             1,800
May 2000                                $1,300,000                             1,950
June 2000                               $1,000,000                             1,500
July 2000                               $2,000,000                             3,000
August 2000                             $2,300,000                             3,450
September 2000                          $2,300,000                             3,450
October 2000                            $2,600,000                             3,900
November 2000                           $2,700,000                             4,050
December 2000                           $2,300,000                             3,450
January 2001                            $1,833,333                             2,500
February 2001                           $1,833,333                             2,500
March 2001                              $1,833,334                             2,500
April 2001                              $1,833,333                             2,500
May 2001                                $1,833,333                             2,500
June 2001                               $1,833,334                             2,500
July 2001                               $1,833,333                             2,500
August 2001                             $1,833,333                             2,500
September 2001                          $1,833,334                             2,500
October 2001                            $1,833,333                             2,500
November 2001                           $1,833,333                             2,500
December 2001                           $1,833,334                             2,500
January 2002                            $2,016,666                             2,500
February 2002                           $2,016,667                             2,500
March 2002                              $2,016,667                             2,500
April 2002                              $2,016,666                             2,500
May 2002                                $2,016,667                             2,500
June 2002                               $2,016,667                             2,500
July 2002                               $2,016,666                             2,500
August 2002                             $2,016,667                             2,500
September 2002                          $2,016,667                             2,500
October 2002                            $2,016,666                             2,500
November 2002                           $2,016,667                             2,500
December 2002                           $2,016,667                             2,500

MONTH                                   AGGREGATE GROSS SALES PRICE            NUMBER OF WARRANTS PER
                                        PER MONTH                              MONTH
----------------------------            ---------------------------            ----------------------
January 2003                            $2,218,333                             2,500
February 2003                           $2,218,333                             2,500
March 2003                              $2,218,334                             2,500
April 2003                              $2,218,333                             2,500
May 2003                                $2,218,333                             2,500
June 2003                               $2,218,334                             2,500
July 2003                               $2,218,333                             2,500
August 2003                             $2,218,333                             2,500
September 2003                          $2,218,334                             2,500
October 2003                            $2,218,333                             2,500
November 2003                           $2,218,333                             2,500
December 2003                           $2,218,334                             2,500
January 2004                            $2,440,166                             2,500
February 2004                           $2,440,167                             2,500
March 2004                              $2,440,167                             2,500
April 2004                              $2,440,166                             2,500
May 2004                                $2,440,167                             2,500
June 2004                               $2,440,167                             2,500
July 2004                               $2,440,166                             2,500
August 2004                             $2,440,167                             2,500
September 2004                          $2,440,167                             2,500
October 2004                            $2,440,166                             2,500
November 2004                           $2,440,167                             2,500
December 2004                           $2,440,167                             2,500

Total                                                                          148,050

                                   SCHEDULE B

     CALENDAR QUARTER*                  AGGREGATE GROSS SALES PRICE            NUMBER OF WARRANTS PER
                                                PER QUARTER                    QUARTER
---------------------------             ---------------------------            -----------------------
Q1 2000                                 $1,000,000                             1,500
Q2 2000                                 3,500,000                              5,250
Q3 2000                                 6,600,000                              9,900
Q4 2000                                 7,600,000                              11,400
Q1 2001                                 5,500,000                              7,500
Q2 2001                                 5,500,000                              7,500
Q3 2001                                 5,500,000                              7,500
Q4 2001                                 5,500,000                              7,500
Q1 2002                                 6,050,000                              7,500
Q2 2002                                 6,050,000                              7,500
Q3 2002                                 6,050,000                              7,500
Q4 2002                                 6,050,000                              7,500
Q1 2003                                 6,655,000                              7,500
Q2 2003                                 6,655,000                              7,500
Q3 2003                                 6,655,000                              7,500
Q4 2003                                 6,655,000                              7,500
Q1 2004                                 7,320,500                              7,500
Q2 2004                                 7,320,500                              7,500
Q3 2004                                 7,320,500                              7,500
Q4 2004                                 7,320,500                              7,500

TOTAL                                                                          148,050

---------------------------
*Q1, Q2, Q3 and Q4 refer to the calendar quarters consisting of January through March, April through June, July through September and October through December, respectively.

                                   SCHEDULE C

        TRANSACTION PERCENTAGE              PERCENTAGE OF QUARTERLY
                                               WARRANTS ACHIEVED
        ----------------------              -----------------------
            0.01% - 49.99%                            0%
           50.00% - 74.99%                           40%
           75.00% - 99.99%                           65%
          100.00% - 119.99%                          100%
          120.00% - 129.99%                          130%
          130.00% and above                          135%